EXHIBIT 10.1
Holly Corporation
Change in Control Agreement Policy
February 19, 2008
     This Change in Control Agreement Policy reflects the terms and procedures as approved at the February 9, 2007, February 13, 2008 and February 19, 2008 meetings of the Board of Directors (“Board”) of Holly Corporation (“Holly”) based upon the recommendation of the Compensation Committee of the Board.
      1. Eligibility
          Employees of Holly Corporation and Holly Logistic Services, L.L.C. (“HLS”) at pay grades 34 and above will receive CIC Agreements either upon hire or promotion to an eligible pay grade level at the benefit level described in Section 2 below. However, no eligible individual will be entitled to the benefits described in Section 2 below unless or until the individual timely executes a CIC Agreement in accordance with the procedures established by the Chief Executive Officer of Holly.
      2. Severance Benefits under CIC Agreements
          The CIC Agreements contain a double trigger, meaning that severance benefits only become payable if a “Change in Control” occurs and an executive experiences a “Termination Event” during the “Protection Period.” The severance benefits potentially payable under the CIC Agreements contain three components:
•	Accrued but unpaid salary, reimbursement of expenses, and accrued vacation pay;

•	A lump sum amount equal to the sum of an executive’s base salary plus annual bonus multiplied by the applicable multiplier (see chart below); and

•	Continuation of medical and dental benefits for a specified number of years (see chart below).
          The applicable multiplier and number of years that medical and dental benefits will be continued will be determined based on the executive’s pay grade classification in accordance with the following chart:

Years of Medical and Dental
	Lump Sum Multiplier	Continuation
Grades 34 and 35	1X	1 Year
Grades 36 and 37	2X	2 Years
Grade 38 and Above	3X	3 Years

          The pay grade classifications correspond with the following titles:

Pay Grades	Titles
Grades 34 and 35	Numerous titles as determined by management from time to time

Grade 36	Chief Financial Officer, Chief Accounting Officer, General Counsel, and various other titles as determined by management from time to time

Grade 37	President and other titles as determined by management from time to time

Grade 38	Chairman of the Board and Chief Executive Officer
      3. Term of CIC Agreements
          The initial term of each and every CIC Agreement ends on May 15, 2010, regardless of the date on which an executive enters into a CIC Agreement with Holly. On May 15, 2009 (and on each subsequent May 15th) the term of the CIC Agreements will be automatically extended for one additional year, unless Holly gives notice to each executive 60 days prior to the automatic extension date. For example, if an eligible executive is hired on and enters into a CIC Agreement on March 1, 2008, the initial term of his CIC Agreement will last until May 15, 2010, and if Holly does not give a notice of nonextension by March 16, 2009, then the term of the CIC Agreements will be automatically extended to May 15, 2011 on May 15, 2009. The occurrence of a “Change in Control” will extend or reduce the term of the CIC Agreements through the end of the “Protection Period.”
      4. Applicable Definitions
•	“Change in Control” — the CIC Agreements use the same definition used under Holly’s Long Term Incentive Plan (“LTIP”) with certain modifications (intended to comply with section 409A of the Internal Revenue Code) as specified below:
•	A third party acquisition of more than 50% (versus 60% under the LTIP) of the outstanding stock of Holly (or, for executives employed by HLS or HEP, of the outstanding membership interests of Holly or HLS) or of the combined voting power of outstanding securities of Holly (or, for executives employed by HLS or HEP, of the voting power of Holly, HLS or HEP); or

•	A majority of the Board is replaced during any 12 month period with directors who are not endorsed by a majority of the existent Board (versus no time limitation under the LTIP); or

•	A merger or consolidation of Holly (or, for executives employed by HLS or HEP, of Holly, HLS or HEP), except if:
•	Holly’s (or, for executives employed by HLS or HEP, Holly’s, HLS’ or HEP’s) voting securities continue to represent at least 50% (versus 60% under the LTIP) of the combined voting power of the voting securities of the surviving entity; or

•	The event is a recapitalization of Holly (or, for executives employed by HLS or HEP, of Holly, HLS or HEP) and no one person owns more than 50% (versus 40% under the LTIP) of Holly’s (or, for executives employed by HLS or HEP, Holly’s, HLS’ or HEP’s) voting securities following the transaction; or
•	A liquidation or sale of Holly (or, for executives employed by HLS or HEP, of Holly, HLS or HEP), except to an entity owned 60% by Holly (or by Holly, HLS or HEP, if applicable).
•	“Protection Period” is the 24 month period beginning on the date a Change in Control occurs.

•	“Termination Event” means a termination of an executive’s employment without “Cause,” for “Good Reason,” or as a condition to the consummation of or entry into a “Change in Control” transaction.
•	“Cause” means an executive’s (1) engagement in an act of willful gross negligence or willful misconduct on a matter that is not inconsequential, or (2) conviction of a felony.

•	“Good Reason” means, without an executive’s consent, (1) a material reduction in the executive’s authority, duties or responsibilities (or in the authority, duties or responsibilities of the executive’s supervisor), (2) a material reduction in executive’s base compensation, or (3) relocation of an executive to an office more than 50 miles away from the location at which executive normally performs his duties. An executive must give notice of the occurrence of a “Good Reason” event within 90 days and give the company 30 days to cure.
      5. Additional Provisions
•	Gross Up Payments — If the severance benefits paid under the CIC Agreement (when combined with any other change in control payments, including but not limited to the accelerated vesting of equity compensation awards, received by the executive) exceed the limits imposed by section 280G of the Internal Revenue Code by more than 10%, then Holly will make a gross up payment to the executive. If the severance benefits (when combined with other change in control payments) exceed the section 280G limits by less than 10%, then the executive’s severance benefits will be cut back to an amount within the section 280G limits. The determination of whether either a gross up payment or a cut back is required under these provisions will be made by an independent public accounting firm.
•	Release — Payment of the lump sum amount and continuation of medical and dental benefits are conditioned on the execution and nonrevocation by an executive of a release agreement.

•	Arbitration — The CIC Agreements are subject to binding arbitration in the event of any dispute.
      6. Form Agreements
          The CIC Agreement forms for both Holly and HLS are attached as Appendix A and B, respectively.

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